Exhibit 99.1

News Release

LOCKHEED MARTIN REPORTS FOURTH QUARTER

AND FULL YEAR 2014 RESULTS

•	Net sales of $12.5 billion for the fourth quarter and $45.6 billion for 2014
•	Net earnings from continuing operations of $904 million, or $2.82 per diluted share, for the fourth quarter and $3.6 billion, or $11.21 per diluted share, for 2014
•	Generated cash from operations of $3.9 billion in 2014 after pension contributions of $2.0 billion
•	Achieved ending backlog of $80.5 billion
•	2015 financial outlook provided

BETHESDA, Md., Jan. 27, 2015 – Lockheed Martin Corporation [NYSE: LMT] today reported fourth quarter 2014 net sales of $12.5 billion compared to $11.5 billion in the fourth quarter of 2013. Net earnings from continuing operations in the fourth quarter of 2014 were $904 million, or $2.82 per diluted share, compared to $488 million, or $1.50 per diluted share, in the fourth quarter of 2013. Cash used in operations in the fourth quarter of 2014 was $(201) million after pension contributions of $1.0 billion, compared to cash generated from operations of $938 million after pension contributions of $750 million in the fourth quarter of 2013.

Fourth quarter 2014 net earnings from continuing operations included a special charge for a non-cash goodwill impairment of $119 million, which decreased net earnings by $107 million, or $0.33 per diluted share, partially offset by a decrease in income tax expense due to the retroactive reinstatement of the U.S. research and development (R&D) tax credit for 2014, which increased earnings $45 million, or $0.14 per diluted share. Fourth quarter 2013 net earnings from continuing operations included a special charge for a non-cash goodwill impairment of $195 million, which reduced earnings by $176 million, or $0.54 per diluted share; and a special charge for workforce reductions of $171 million, which reduced earnings by $111 million, or $0.34 per diluted share. Net earnings from continuing operations for the fourth quarter of 2014 also included FAS/CAS pension income of $121 million, which increased net earnings by $75 million, or $0.23 per diluted share, compared to FAS/CAS pension expense of $120 million, which reduced net earnings by $74 million, or $0.23 per diluted share, for the fourth quarter of 2013.

Net sales for 2014 were $45.6 billion compared to $45.4 billion in 2013. Net earnings from continuing operations in 2014 were $3.6 billion, or $11.21 per diluted share, compared to $3.0 billion, or $9.04 per diluted share, in 2013. Cash from operations for 2014 was $3.9 billion after pension contributions of $2.0 billion, compared to cash from operations for 2013 of $4.5 billion after pension contributions of $2.25 billion.

Net earnings from continuing operations for 2014 included a special charge for a non-cash goodwill impairment of $119 million, which decreased net earnings by $107 million, or $0.33 per diluted share;

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partially offset by a decrease in income tax expense due to the retroactive reinstatement of the R&D tax credit for 2014, which increased earnings $45 million, or $0.14 per diluted share. Net earnings from continuing operations for 2013 included a special charge for a non-cash goodwill impairment of $195 million, which reduced earnings by $176 million, or $0.54 per diluted share; and a special charge for workforce reductions of $201 million which reduced earnings by $130 million, or $0.40 per diluted share; partially offset by a decrease in income tax expense from the retroactive reinstatement of the R&D tax credit for 2012 and 2013, which increased earnings $76 million, or $0.23 per diluted share. Net earnings from continuing operations for 2014 also included FAS/CAS pension income of $376 million, which increased net earnings by $232 million, or $0.72 per diluted share, compared to FAS/CAS pension expense of $482 million, which reduced net earnings by $298 million, or $0.91 per diluted share, for 2013.

“We delivered outstanding performance in the fourth quarter, which enabled us to end 2014 with sales growth and a backlog of nearly $81 billion, while also returning more than $3.7 billion to our shareholders,” said Marillyn Hewson, Chairman, President and CEO. “Our performance was the result of solid program execution by our team, strong international business growth and a continued focus on the affordability of our products and operations."

2014 Special Charge

Goodwill Impairment Charge

During the fourth quarter of 2014, the Corporation recorded a non-cash goodwill impairment charge related to its Technical Services reporting unit within the Missiles and Fire Control business segment. The charge reflects the impact of market pressures on the Technical Services business, such as lower in-theater support as troop levels are drawn down and increased re-competition on existing contracts that are awarded primarily on the basis of price. The Corporation reviews its goodwill for impairment at least annually in the fourth quarter and more frequently upon the occurrence of certain events or significant changes in circumstances that indicate goodwill may be impaired. The Corporation’s goodwill has been allocated to and is tested for impairment at a level referred to as the reporting unit, which is the business segment level or a level below the business segment.

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Summary Financial Results

The following table presents the Corporation’s summary financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP).

(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2014	2013	2014	2013
Net sales	$12,530	$11,533	$45,600	$45,358

Business segment operating profit	$1,407	$1,421	$5,588	$5,752
Unallocated items
FAS/CAS pension income (expense)[1]	121	(120)	376	(482)
Special items
Goodwill impairment charges	(119)	(195)	(119)	(195)
Severance charges	–	(171)	–	(201)
Other, net	(67)	(101)	(253)	(369)
Total unallocated items	(65)	(587)	4	(1,247)
Consolidated operating profit	$1,342	$834	$5,592	$4,505

Net earnings from
Continuing operations	$904	$488	$3,614	$2,950
Discontinued operations[2]	–	–	–	31
Net earnings	$904	$488	$3,614	$2,981

Diluted earnings per share from
Continuing operations	$2.82	$1.50	$11.21	$9.04
Discontinued operations[2]	–	–	–	0.09
Diluted earnings per share	$2.82	$1.50	$11.21	$9.13

Cash from operations[3]	$(201)	$938	$3,866	$4,546

1 FAS/CAS pension income reflects lower FAS pension expense and higher CAS pension costs for the fourth quarter and year ended Dec. 31, 2014 compared to the same periods in 2013. FAS pension expense is lower due to higher discount rates used to calculate the Corporation’s qualified defined benefit obligations and net periodic benefit cost and the impacts of the June 2014 plan amendments to certain of its defined benefit plans, partially offset by the impact of using new longevity assumptions. CAS pension cost is higher due to the impact of phasing in CAS Harmonization, partially offset by the effect of using higher interest rates required by the Highway and Transportation Funding Act of 2014 (HATFA). The HATFA was enacted on Aug. 8, 2014 and extends the methodology in the Moving Ahead for Progress in the 21st Century Act of 2012 (MAP-21) to calculate the interest rate assumption.

[2] Discontinued operations for the year ended Dec. 31, 2013 include a benefit resulting from the resolution of certain tax matters related to a business sold prior to 2013.

[3] The Corporation made contributions to its defined benefit pension trust of $1.0 billion and $2.0 billion during the quarter and year ended Dec. 31, 2014, compared to $750 million and $2.25 billion during the quarter and year ended Dec. 31, 2013. Additionally, the Corporation made net income tax payments of approximately $535 million and about $1.5 billion during the quarter and year ended Dec. 31, 2014, compared to approximately $400 million and about $785 million during the quarter and year ended Dec. 31, 2013.

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2015 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and restructuring activities (including special items) until such items have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section contained in this news release.

(in millions, except per share data)	Current Outlook

Orders	$43,500 – $45,000

Net sales	$43,500 – $45,000

Business segment operating profit	$5,100 – $5,250
FAS/CAS pension income	~475
Other, net	~(275)
Consolidated operating profit	$5,300 – $5,450

Diluted earnings per share[1]	$10.80 – $11.10

Cash from operations[2]	≥ $5,000

[1] The R&D tax credit expired on Dec. 31, 2014. If Congress reenacts the R&D tax credit for 2015, the projected benefit for 2015 activity would likely be approximately $0.14 per share. This benefit will not be incorporated into the Corporation’s 2015 outlook or results unless and until legislation is enacted.

[2] The Corporation does not plan to make contributions to its qualified defined benefit pension plans in 2015 through 2017 because none are required using current assumptions. Consequently, the 2015 outlook does not incorporate contributions to the pension plans.

Cash Deployment Activities

The Corporation’s cash deployment activities for the quarter and year ended Dec. 31, 2014 consisted of the following:

•	repurchasing 1.2 million shares for $224 million and 11.5 million shares for $1.9 billion during the quarter and year ended Dec. 31, 2014, compared to 1.7 million shares for $229 million and 16.2 million shares for $1.8 billion during the quarter and year ended Dec. 31, 2013;
•	paying cash dividends of $474 million and $1.8 billion during the quarter and year ended Dec. 31, 2014, compared to $428 million and $1.5 billion during the quarter and year ended Dec. 31, 2013;
•	making contributions to its pension trust of $1.0 billion and $2.0 billion during the quarter and year ended Dec. 31, 2014, compared to $750 million and $2.25 billion during the quarter and year ended Dec. 31, 2013;

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•	paying $276 million and $898 million for acquisitions of businesses and investments in affiliates during the quarter and year ended Dec. 31, 2014, compared to $3 million and $269 million during quarter and year ended Dec. 31, 2013; and
•	making capital expenditures of $389 million and $845 million during the quarter and year ended Dec. 31, 2014, compared to $345 million and $836 million during the quarter and year ended Dec. 31, 2013.

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Segment Results

The Corporation operates in five business segments: Aeronautics, Information Systems & Global Solutions (IS&GS), Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. The Corporation organizes its business segments based on the nature of the products and services offered.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees because the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with GAAP (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to goodwill impairments and significant severance actions; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margins may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margins may also be impacted, favorably or unfavorably, by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges and insurance recoveries. Unfavorable items may include the adverse resolution of contractual matters; certain asset impairments; restructuring charges, except for significant severance actions which are excluded from segment operating results; and reserves for disputes. Segment operating profit and items such as risk retirements, reductions of profit booking rates or other matters are presented net of state income taxes.

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The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2014	2013	2014	2013
Net sales
Aeronautics	$4,135	$3,898	$14,920	$14,123
Information Systems & Global Solutions	1,988	2,101	7,788	8,367
Missiles and Fire Control	2,014	1,723	7,680	7,757
Mission Systems and Training	2,069	1,855	7,147	7,153
Space Systems	2,324	1,956	8,065	7,958
Total net sales	$12,530	$11,533	$45,600	$45,358

Operating profit
Aeronautics	$441	$414	$1,649	$1,612
Information Systems & Global Solutions	175	189	699	759
Missiles and Fire Control	320	350	1,358	1,431
Mission Systems and Training	215	213	843	905
Space Systems	256	255	1,039	1,045
Total business segment operating profit	1,407	1,421	5,588	5,752
Unallocated items
FAS/CAS pension adjustment
FAS pension expense	(259)	(487)	(1,144)	(1,948)
Less: CAS pension cost	380	367	1,520	1,466
FAS/CAS pension income (expense)	121	(120)	376	(482)
Special items
Goodwill impairment charges	(119)	(195)	(119)	(195)
Severance charges	–	(171)	–	(201)
Stock-based compensation	(36)	(39)	(164)	(189)
Other, net	(31)	(62)	(89)	(180)
Total unallocated items	(65)	(587)	4	(1,247)
Total consolidated operating profit	$1,342	$834	$5,592	$4,505

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 28 percent and 32 percent of total segment operating profit for the quarter and year ended Dec. 31, 2014, compared to approximately 34 percent and 36 percent of total segment operating profit for the quarter and year ended Dec. 31, 2013.

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Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2014	2013	2014	2013
Net sales	$4,135	$3,898	$14,920	$14,123
Operating profit	$441	$414	$1,649	$1,612
Operating margins	10.7%	10.6%	11.1%	11.4%

Aeronautics’ net sales for the fourth quarter of 2014 increased $237 million, or 6 percent, compared to the same period in 2013. The increase was primarily attributable to higher net sales of approximately $260 million for F-35 production contracts due to increased volume and sustainment activities; and about $200 million for the C-130 program due to increased deliveries (eight aircraft delivered in the fourth quarter of 2014 compared to six delivered in the same period in 2013) and sustainment activities. The increases were partially offset by lower net sales of approximately $255 million for the C-5 program due to fewer deliveries (one aircraft delivered in the fourth quarter of 2014 compared to four delivered in the same period in 2013) and lower sustainment activities.

Aeronautics’ operating profit for the fourth quarter of 2014 increased $27 million, or 7 percent, compared to the same period in 2013. The increase was primarily attributable to higher operating profit of approximately $40 million for the F-22 program due to increased risk retirements; and about $40 million for the C-130 program due to increased deliveries and risk retirements. The increases were partially offset by lower operating profit of approximately $50 million for various programs due to decreased risk retirements. Operating profit was comparable for F-35 production contracts as higher volume was offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were approximately $25 million lower for the fourth quarter of 2014 compared to the same period in 2013.

Aeronautics’ net sales for 2014 increased $797 million, or 6 percent, compared to 2013. The increase was primarily attributable to higher net sales of approximately $790 million for F-35 production contracts due to increased volume and sustainment activities; about $55 million for the F-16 program due to increased deliveries (17 aircraft delivered in 2014 compared to 13 delivered in 2013) partially offset by contract mix; and approximately $45 million for the F-22 program due to increased risk retirements. The increases were partially offset by lower net sales of approximately $55 million for the F-35 development contract due to decreased volume, partially offset by the absence in 2014 of the downward revision to the profit booking rate that occurred in 2013; and about $40 million for the C-130 program due to fewer deliveries (24 aircraft delivered in 2014 compared to 25 delivered in 2013) and decreased sustainment activities, partially offset by contract mix.

Aeronautics’ operating profit for 2014 increased $37 million, or 2 percent, compared to 2013. The increase was primarily attributable to higher operating profit of approximately $85 million for the F-35 development contract due to the absence in 2014 of the downward revision to the profit booking rate that occurred in 2013; about $75 million for the F-22 program due to increased risk retirements; approximately $50 million for the C-130 program due to increased risk retirements and contract mix, partially offset by fewer deliveries; and about $25 million for the C-5 program due to the absence in 2014 of the downward revisions

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to the profit booking rate that occurred in 2013. The increases were partially offset by lower operating profit of approximately $130 million for the F-16 program due to decreased risk retirements, partially offset by increased deliveries; and about $70 million for sustainment activities due to decreased risk retirements and volume. Operating profit was comparable for F-35 production contracts as higher volume was offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $105 million lower for 2014 compared to 2013.

Information Systems & Global Solutions

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2014	2013	2014	2013
Net sales	$1,988	$2,101	$7,788	$8,367
Operating profit	$175	$189	$699	$759
Operating margins	8.8%	9.0%	9.0%	9.1%

IS&GS’ net sales decreased $113 million, or 5 percent, for the fourth quarter and $579 million, or 7 percent, for 2014 compared to the same periods in 2013. The decreases were primarily attributable to lower net sales of approximately $120 million for the fourth quarter and about $645 million for 2014 due to the wind-down or completion of certain programs, driven by reductions in direct warfighter support (including Joint Improvised Explosive Device Defeat Organization and Persistent Threat Detection System) and defense budgets tied to command and control programs; and approximately $145 million for the fourth quarter and about $490 million for 2014 due to a decline in volume for various ongoing programs, which reflects lower funding levels and programs impacted by in-theater force reductions. The decreases were partially offset by higher net sales of approximately $150 million for the fourth quarter and about $550 million for 2014 due to the start-up of new programs, growth in recently awarded programs and integration of recently acquired companies.

IS&GS’ operating profit decreased $14 million, or 7 percent, for the fourth quarter and $60 million, or 8 percent, for 2014 compared to the same periods in 2013. The decreases were primarily attributable to the activities mentioned above for sales, lower risk retirements and reserves recorded on an international program, partially offset by severance recoveries related to the restructuring announced on Nov. 14, 2013 of approximately $15 million for the fourth quarter of 2014 and about $20 million for the year ended Dec. 31, 2014. Adjustments not related to volume, including net profit booking rate adjustments, were approximately $35 million lower for the fourth quarter and about $30 million lower for 2014 compared to the same periods in 2013.

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Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2014	2013	2014	2013
Net sales	$2,014	$1,723	$7,680	$7,757
Operating profit	$320	$350	$1,358	$1,431
Operating margins	15.9%	20.3%	17.7%	18.4%

MFC’s net sales for the fourth quarter of 2014 increased $291 million, or 17 percent, compared to the same period in 2013. The increase was primarily attributable to higher net sales of approximately $175 million for air and missile defense programs due to increased deliveries (primarily Patriot Advanced Capability-3 (PAC-3)); about $110 million for tactical missile programs due to increased deliveries (primarily Guided Multiple Launch Rocket System (GMLRS) and Joint Air-to-Surface Standoff Missile (JASSM)); and approximately $50 million for various other programs due to increased volume. The increases were partially offset by lower net sales of about $50 million for technical services programs due to decreased volume reflecting market pressures.

MFC’s operating profit for the fourth quarter of 2014 decreased $30 million, or 9 percent, compared to the same period in 2013. The decrease was primarily attributable to lower operating profit of approximately $15 million for technical services programs due to reserves recorded on certain programs and decreased volume; and about $10 million for tactical missile programs due to decreased risk retirements, partially offset by increased deliveries. Operating profit was comparable for air and missile defense programs as increased deliveries for PAC-3 were offset by decreased risk retirements for Terminal High Altitude Area Defense (THAAD). Adjustments not related to volume, including net profit booking rate adjustments, were approximately $65 million lower for the fourth quarter of 2014 compared to the same period in 2013.

MFC’s net sales for 2014 decreased $77 million, or 1 percent, compared to 2013. The decrease was primarily attributable to lower net sales of approximately $385 million for technical services programs due to decreased volume reflecting market pressures; and about $115 million for tactical missile programs due to fewer deliveries (primarily High Mobility Artillery Rocket System and Army Tactical Missile System). The decreases were partially offset by higher net sales of approximately $180 million for air and missile defense programs primarily due to increased volume for THAAD; about $115 million for fire control programs due to increased deliveries (including Apache); and about $125 million for various other programs due to increased volume.

MFC’s operating profit for 2014 decreased $73 million, or 5 percent, compared to 2013. The decrease was primarily attributable to lower operating profit of about $45 million for technical services programs due to decreased volume and reserves recorded on certain programs; about $20 million for tactical missile programs due to net warranty reserve adjustments for various programs (including JASSM and GMLRS) and fewer deliveries; and approximately $45 million for various other programs due to lower risk retirements. The decreases were partially offset by higher operating profit of approximately $20 million for air and missile defense programs due to increased volume (primarily THAAD and PAC-3); and about

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$15 million for fire control programs due to increased deliveries (primarily Apache), partially offset by lower risk retirements (primarily Sniper®). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $100 million lower for 2014 compared to 2013.

Mission Systems and Training

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2014	2013	2014	2013
Net sales	$2,069	$1,855	$7,147	$7,153
Operating profit	$215	$213	$843	$905
Operating margins	10.4%	11.5%	11.8%	12.7%

MST’s net sales for the fourth quarter of 2014 increased $214 million, or 12 percent, compared to the same period in 2013. The increase was primarily attributable to higher net sales of approximately $160 million for integrated warfare systems and sensors programs due to increased deliveries and volume (primarily radar surveillance programs) and the start-up of new programs (primarily Space Fence); and about $30 million for training and logistics solutions programs due to increased deliveries.

MST’s operating profit for the fourth quarter of 2014 was comparable to the same period in 2013. Operating profit increased by approximately $35 million for training and logistics solutions programs due to reduced reserves recorded in the fourth quarter of 2014 and increased deliveries; and by about $20 million for integrated warfare systems and sensors programs due to increased risk retirements and deliveries (primarily radar surveillance programs). The increases were offset by lower operating profit of approximately $45 million related to the settlements of contract cost matters on certain programs (including a portion of the terminated presidential helicopter program) in the fourth quarter of 2013 that were not repeated in the fourth quarter of 2014. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $10 million higher for the fourth quarter of 2014 compared to the same period in 2013.

MST’s net sales for 2014 were comparable to 2013. Net sales decreased by approximately $85 million for undersea systems programs due to decreased volume and deliveries; and about $55 million related to the settlements of contract cost matters on certain programs (including a portion of the terminated presidential helicopter program) in 2013 that were not repeated in 2014. The decreases were offset by higher net sales of approximately $80 million for integrated warfare systems and sensors programs due to increased volume (primarily Space Fence); and approximately $40 million for training and logistics solutions programs due to increased deliveries (primarily Close Combat Tactical Trainer).

MST’s operating profit for 2014 decreased $62 million, or 7 percent, compared to 2013. The decrease was primarily attributable to lower operating profit of approximately $120 million related to the settlements of contract cost matters on certain programs (including a portion of the terminated presidential helicopter program) in 2013 that were not repeated in 2014; and approximately $45 million due to higher reserves recorded on certain training and logistics solutions programs. The decreases were partially offset by higher operating profit of approximately $45 million for performance matters and reserves recorded in 2013 that

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were not repeated in 2014; and about $60 million for various programs due to increased risk retirements (including MH-60 and radar surveillance programs). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $50 million lower for 2014 compared to 2013.

Space Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2014	2013	2014	2013
Net sales	$2,324	$1,956	$8,065	$7,958
Operating profit	$256	$255	$1,039	$1,045
Operating margins	11.0%	13.0%	12.9%	13.1%

Space Systems’ net sales for the fourth quarter of 2014 increased $368 million, or 19 percent, compared to the same period in 2013. The increase was primarily attributable to higher net sales of approximately $325 million for the Orion program due to increased volume (primarily the first unmanned test flight of the Orion Multi-Purpose Crew Vehicle (MPCV)); and about $65 million for government satellite programs due to increased risk retirements (primarily Mobile User Objective System (MUOS)) and volume (primarily Advanced Extremely High Frequency (AEHF), partially offset by Space Based Infrared System).

Space Systems’ operating profit for the fourth quarter of 2014 was comparable to the same period in 2013. Operating profit increased by approximately $25 million for the Orion program due to increased volume; and about $35 million for government satellite programs due to increased risk retirements (primarily MUOS). The increases were offset by lower operating profit of approximately $50 million due to decreased equity earnings for joint ventures. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $20 million higher for the fourth quarter of 2014 compared to the same period in 2013.

Space Systems’ net sales for 2014 increased $107 million, or 1 percent, compared to 2013. The increase was primarily attributable to higher net sales of approximately $340 million for the Orion program due to increased volume (primarily the first unmanned test flight of the Orion MPCV); and about $145 million for commercial space transportation programs due to launch-related activities. The increases were offset by lower net sales of approximately $335 million for government satellite programs due to decreased volume (primarily AEHF, Global Positioning System III (GPS III) and MUOS); and about $45 million for various other programs due to decreased volume.

Space Systems’ operating profit for 2014 was comparable to 2013. Operating profit decreased by approximately $20 million for government satellite programs due to lower volume (primarily AEHF and GPS-III), partially offset by increased risk retirements (primarily MUOS); and about $20 million due to decreased equity earnings for joint ventures. The decreases were offset by higher operating profit of approximately $30 million for the Orion program due to increased volume. Operating profit was reduced by approximately $40 million for charges, net of recoveries, related to the restructuring action announced on

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Nov. 14, 2013. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $10 million lower for 2014 compared to 2013.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $40 million, or 16 percent, and approximately $280 million, or 27 percent, of this business segment’s operating profit for the quarter and year ended Dec. 31, 2014, compared to approximately $90 million, or 35 percent, and approximately $300 million, or 29 percent, for the quarter and year ended Dec. 31, 2013.

Income Taxes

The Corporation’s effective income tax rates were 28.1 percent and 31.3 percent for the fourth quarter and year ended Dec. 31, 2014, and 34.6 percent and 29.0 percent for the fourth quarter and year ended Dec. 31, 2013. The rates for all periods benefited from tax deductions for U.S. manufacturing activities, deductions for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature, and the retroactive reinstatement of the R&D tax credit, which were partially offset by the unfavorable impacts of the non-cash goodwill impairment charges.

In the fourth quarter of 2014, the R&D tax credit was temporarily reinstated for one year, retroactive to the beginning of 2014. Accordingly, the effective income tax rates for both the fourth quarter and year ended Dec. 31, 2014 reflect the credit for all of 2014, which reduced the Corporation’s effective tax rates by 3.6 percentage points for the fourth quarter and 0.9 percentage point for 2014. In the first quarter of 2013, the R&D tax credit was temporarily reinstated for two years, retroactive to the beginning of 2012. As a result, the effective income tax rate for the fourth quarter of 2013 reflects the credit for the quarter only, while the effective income tax rate for 2013 reflects the credit for all of 2013 and 2012, which reduced the Corporation’s effective tax rates by 0.5 percentage point for the fourth quarter and 1.8 percentage points for 2013. Since the R&D tax credit again expired on Dec. 31, 2014, this benefit will not be incorporated into the Corporation’s 2015 outlook or results unless and until legislation is enacted.

A limited amount of the non-cash goodwill impairment charges will be deductible for tax purposes. Accordingly, the non-cash goodwill impairment charges increased the effective tax rates by 2.4 percentage points and 0.6 percentage point for the fourth quarter and year ended Dec. 31, 2014 and by 6.7 percentage points and 1.2 percentage points for the fourth quarter and year ended Dec. 31, 2013.

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About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 112,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2014 were $45.6 billion.

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MEDIA RELATIONS CONTACT:	Dan Nelson, 301-897-6357
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301-897-6584

Website: www.lockheedmartin.com

Conference Call Information

Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. ET on Jan. 27, 2015. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s website at: www.lockheedmartin.com/investor.

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the availability of funding for the Corporation’s products and services both domestically and internationally due to general economic conditions, performance, cost or other factors;
•	the Corporation’s dependence on U.S. Government contracts (e.g., the F-35 program);
•	changes in U.S. and international customer priorities and requirements (including declining budgets resulting from general economic conditions; affordability initiatives; the potential for deferral or termination of awards; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration; or U.S. Government operations under a continuing resolution) and the success of the Corporation’s strategy to mitigate some of these risks by focusing on expanding into adjacent markets close to the Corporation’s core capabilities and growing international sales;
•	lower demand for the Corporation’s services due to improved product field performance requiring less service support; lower in-theater support as troop levels are drawn down; and increased re-competition on existing contracts coupled with the fragmentation of large contracts into multiple smaller contracts that are awarded primarily on the basis of price;

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•	the accuracy of the Corporation’s estimates and assumptions including those as to schedule, cost, technical and performance issues under its contracts, cash flow, actual returns (or losses) on pension plan assets, movements in interest rates and other changes that may affect pension plan assumptions;
•	the ability to implement, pace and effect capitalization changes such as share repurchase activity and accelerated pension funding and the effect of stock option exercises or debt levels;
•	difficulties in developing and producing operationally advanced technology systems, cyber security or other security threats, information technology failures, natural disasters, public health crises or other disruptions;
•	the timing and customer acceptance of product deliveries;
•	materials availability and the performance of key suppliers, teammates, venture partners, subcontractors and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the future effect of legislation, rulemaking and changes in accounting, tax, defense procurement, changes in policy, interpretations, or challenges to the allowability and recovery of costs incurred under government cost accounting standards, export policy, changes in contracting policy and contract mix;
•	the future impact of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations;
•	compliance with laws and regulations, the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and the cost of completing environmental remediation efforts) and U.S. Government identification of deficiencies in the Corporation’s business systems;
•	the competitive environment for the Corporation’s products and services, export policies and potential for delays in procurement due to bid protests;
•	the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services including difficulties associated with moving or consolidating operations; providing for the orderly transition of management; attracting and retaining key personnel or the transfer of critical knowledge to the extent the Corporation loses key personnel through wage competition, normal attrition (including retirement) and specific actions such as workforce reductions; and supply chain management; and
•	economic, business and political conditions domestically and internationally (including potential impacts resulting from the continuing tension between the international community and Russia over Ukraine) and the Corporation’s increased reliance on securing international and adjacent business.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the SEC including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and its 2014 quarterly reports on Form 10-Q. The Corporation’s filings may be

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accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings

(unaudited; in millions, except per share data)

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2014	2013	2014	2013

Net sales	$12,530	$11,533	$45,600	$45,358
Cost of sales	(11,262)	(10,795)	(40,345)	(41,171)
Gross profit	1,268	738	5,255	4,187
Other income, net	74	96	337	318
Operating profit	1,342	834	5,592	4,505
Interest expense	(87)	(86)	(340)	(350)
Other non-operating income (expense), net	3	(2)	6	-
Earnings from continuing operations before income taxes	1,258	746	5,258	4,155
Income tax expense	(354)	(258)	(1,644)	(1,205)
Net earnings from continuing operations	904	488	3,614	2,950
Net earnings from discontinued operations[1]	-	-	-	31
Net earnings	$904	$488	$3,614	$2,981
Effective tax rate	28.1%	34.6%	31.3%	29.0%

Earnings per common share
Basic
Continuing operations	$2.87	$1.53	$11.41	$9.19
Discontinued operations[1]	-	-	-	0.10
Basic earnings per common share	$2.87	$1.53	$11.41	$9.29

Diluted
Continuing operations	$2.82	$1.50	$11.21	$9.04
Discontinued operations[1]	-	-	-	0.09
Diluted earnings per common share	$2.82	$1.50	$11.21	$9.13

Weighted average shares outstanding
Basic	315.1	319.9	316.8	320.9
Diluted	320.6	326.3	322.4	326.5

Common shares reported in stockholders' equity at end of period			314	319

[1]	Discontinued operations for the year ended Dec. 31, 2013 include a benefit resulting from the resolution of certain tax matters related to a business sold prior to 2013.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended Dec. 31,			Years Ended Dec. 31,
	2014	2013	% Change	2014	2013	% Change
Net sales
Aeronautics	$4,135	$3,898	6%	$14,920	$14,123	6%
Information Systems & Global Solutions	1,988	2,101	(5)%	7,788	8,367	(7)%
Missiles and Fire Control	2,014	1,723	17%	7,680	7,757	(1)%
Mission Systems and Training	2,069	1,855	12%	7,147	7,153	-%
Space Systems	2,324	1,956	19%	8,065	7,958	1%
Total net sales	$12,530	$11,533	9%	$45,600	$45,358	1%

Operating profit
Aeronautics	$441	$414	7%	$1,649	$1,612	2%
Information Systems & Global Solutions	175	189	(7)%	699	759	(8)%
Missiles and Fire Control	320	350	(9)%	1,358	1,431	(5)%
Mission Systems and Training	215	213	1%	843	905	(7)%
Space Systems	256	255	-%	1,039	1,045	(1)%
Total business segment operating profit	1,407	1,421	(1)%	5,588	5,752	(3)%
Unallocated items
FAS/CAS pension adjustment
FAS pension expense	(259)	(487)		(1,144)	(1,948)
Less: CAS pension cost	380	367		1,520	1,466
FAS/CAS pension income (expense)	121	(120)		376	(482)
Special items
Goodwill impairment charges[1]	(119)	(195)		(119)	(195)
Severance charges[2]	-	(171)		-	(201)
Stock-based compensation	(36)	(39)		(164)	(189)
Other, net	(31)	(62)		(89)	(180)
Total unallocated items	(65)	(587)	(89)%	4	(1,247)	N/M
Total consolidated operating profit	$1,342	$834	61%	$5,592	$4,505	24%

Operating margins
Aeronautics	10.7%	10.6%		11.1%	11.4%
Information Systems & Global Solutions	8.8%	9.0%		9.0%	9.1%
Missiles and Fire Control	15.9%	20.3%		17.7%	18.4%
Mission Systems and Training	10.4%	11.5%		11.8%	12.7%
Space Systems	11.0%	13.0%		12.9%	13.1%
Total business segment operating margins	11.2%	12.3%		12.3%	12.7%

Total consolidated operating margins	10.7%	7.2%		12.3%	9.9%

[1]	In the fourth quarters and years ended Dec. 31, 2014 and 2013, the Corporation recognized non-cash goodwill impairment charges of $119 million and $195 million. The charges related to the Technical Services reporting unit within the Missiles and Fire Control business segment. The charges reflect the impact of market pressures on the Technical Services business, such as lower in-theater support as troop levels are drawn down and increased re-competition on existing contracts that are awarded on the basis of price.

[2]	In the fourth quarter of 2013, the Corporation recognized severance charges of $171 million related to its plan to consolidate certain facilities and reduce its total workforce, of which $53 million, $37 million and $81 million related to the Corporation’s Information Systems & Global Solutions (IS&GS), Mission Systems and Training and Space Systems business segments. In addition, the Corporation recognized severance charges of $30 million for a workforce reduction at IS&GS during the first quarter of 2013.

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Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	Dec. 31, 2014	Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$1,446	$2,617
Receivables, net	5,884	5,834
Inventories, net	2,882	2,977
Deferred income taxes	1,451	1,088
Other current assets	666	813
Total current assets	12,329	13,329

Property, plant and equipment, net	4,755	4,706
Goodwill	10,862	10,348
Deferred income taxes	4,013	2,850
Other noncurrent assets	5,114	4,955
Total assets	$37,073	$36,188

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,570	$1,397
Customer advances and amounts in excess of costs incurred	5,790	6,349
Salaries, benefits and payroll taxes	1,826	1,809
Other current liabilities	1,926	1,565
Total current liabilities	11,112	11,120

Accrued pension liabilities	11,413	9,361
Other postretirement benefit liabilities	1,102	902
Long-term debt, net	6,169	6,152
Other noncurrent liabilities	3,877	3,735
Total liabilities	33,673	31,270

Stockholders' equity
Common stock, $1 par value per share	314	319
Additional paid-in capital	-	-
Retained earnings	14,956	14,200
Accumulated other comprehensive loss	(11,870)	(9,601)
Total stockholders' equity	3,400	4,918
Total liabilities and stockholders' equity	$37,073	$36,188

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Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Years Ended Dec. 31,
	2014	2013

Operating activities
Net earnings	$3,614	$2,981
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	994	990
Stock-based compensation	164	189
Deferred income taxes	(401)	(5)
Goodwill impairment charges	119	195
Severance charges	-	201
Changes in assets and liabilities
Receivables, net	28	767
Inventories, net	77	(60)
Accounts payable	95	(647)
Customer advances and amounts in excess of costs incurred	(572)	(158)
Postretirement benefit plans	(880)	(375)
Income taxes	351	364
Other, net	277	104
Net cash provided by operating activities[1]	3,866	4,546

Investing activities
Capital expenditures	(845)	(836)
Acquisitions of businesses and investments in affiliates	(898)	(269)
Other, net	20	(16)
Net cash used for investing activities	(1,723)	(1,121)

Financing activities
Repurchases of common stock	(1,900)	(1,762)
Proceeds from stock option exercises	308	827
Dividends paid	(1,760)	(1,540)
Repayments of long-term debt	-	(150)
Other, net	38	(81)
Net cash used for financing activities	(3,314)	(2,706)

Net change in cash and cash equivalents	(1,171)	719
Cash and cash equivalents at beginning of period	2,617	1,898
Cash and cash equivalents at end of period	$1,446	$2,617

[1]	The Corporation made contributions to its defined benefit pension trust of $2.0 billion during the year ended Dec. 31, 2014, compared to $2.25 billion during the year ended Dec. 31, 2013. Additionally, the Corporation made net tax payments of about $1.5 billion during the year ended Dec. 31, 2014, compared to approximately $785 million during the year ended Dec. 31, 2013.

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Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2013	$319	$-	$14,200	$(9,601)	$4,918
Net earnings	-	-	3,614	-	3,614
Other comprehensive loss, net of tax[1]	-	-	-	(2,269)	(2,269)
Repurchases of common stock	(12)	(792)	(1,096)	-	(1,900)
Dividends declared[2]	-	-	(1,762)	-	(1,762)
Stock-based awards and ESOP activity	7	792	-	-	799
Balance at Dec. 31, 2014	$314	$-	$14,956	$(11,870)	$3,400

[1]	The Corporation recognized a total, non-cash, after-tax decrease to stockholders’ equity of $2.9 billion as a result of re-measurements of the assets and benefit obligations related to its defined benefit pension plans that occurred in the fourth quarter of 2014. This decrease was primarily due to a reduction in the discount rate from 4.75% at Dec. 31, 2013 to 4.00% at the Dec. 31, 2014 re-measurement date and the incorporation of the new participant longevity assumptions (also known as mortality), partially offset by the impact of the amendments of certain of the Corporation's qualified and nonqualified defined benefit pension plans for non-union employees to freeze future retirement benefits. Partially offsetting the re-measurement decrease was an increase of approximately $705 million related to the recognition of previously deferred amounts.

[2]	Represents dividends of $1.33 per share declared during each of the first, second and third quarters of 2014. Additionally, includes dividends of $1.50 per share declared in the third quarter of 2014 and paid in the fourth quarter of 2014.

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Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	Dec. 31, 2014	Dec. 31, 2013
Aeronautics	$27,600	$28,000
Information Systems & Global Solutions	8,700	8,300
Missiles and Fire Control	13,600	15,000
Mission Systems and Training	11,700	10,800
Space Systems	18,900	20,500
Total backlog	$80,500	$82,600

Orders	$43,300

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
Aircraft Deliveries	2014	2013	2014	2013
F-16	6	4	17	13
F-35	14	13	36	35
C-130J	8	6	24	25
C-5	1	4	7	6

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